Exhibit 99.1

Rigel Announces First Quarter 2015 Financial Results

- Conference Call and Webcast Today at 4:30 PM Eastern Time -

South San Francisco, Calif. —May 7, 2015— Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2015.

For the first quarter of 2015, Rigel reported a net loss of $18.2 million, or $0.21 per share, compared to a net loss of $22.3 million, or $0.25 per share, in the first quarter of 2014. Weighted average shares outstanding for the first quarters of 2015 and 2014 were 88.0 million and 87.5 million, respectively.

Contract revenues from collaborations of $2.2 million in the first quarter of 2015 were comprised of $2.1 million from the amortization of the $30.0 million upfront payment from Bristol-Myers Squibb (BMS) pursuant to the collaboration and license agreement executed in February 2015 for the discovery, development and commercialization of potential immuno-oncology therapeutics and $106,000 for Rigel’s performance of research activities in connection with the collaboration agreement with BMS. There were no contract revenues from collaborations during the three months ended March 31, 2014.

Rigel reported total operating expenses of $20.4 million in the first quarter of 2015, compared to $22.4 million in the first quarter of 2014. The decrease in operating expenses was primarily due to the decrease in facilities costs resulting from the effects of the sublease agreement executed in December 2014, as well as a reduction in research and development costs related to the completion in 2014 of a Phase 2 study of R348 in dry eye and the discontinuation of R118, Rigel’s indirect AMPK activator program. This was partially offset by an increase in research and development costs related to Rigel’s clinical research programs with fostamatinib in immune thrombocytopenic purpura (ITP) and IgA nephropathy (IgAN).

As of March 31, 2015, Rigel had cash, cash equivalents and short-term investments of $161.2 million, compared to $143.2 million as of December 31, 2014.  Rigel expects to end 2015 with cash and investments in excess of $100.0 million, which is expected to be sufficient to fund operations into the second quarter of 2017.

“The collaboration with BMS in immuno-oncology provides a pivot point as Rigel focuses on immunology and oncology.  In the future, we will be discussing various opportunities within our pipeline in these areas,” said Raul Rodriguez, president and chief executive officer of Rigel.  “We continue to focus our resources on ensuring the timely execution of our phase 3 clinical studies in ITP, in addition, we are actively pursuing additional collaborations to monetize various other assets,” he added.

Fostamatinib in ITP Phase 3 Clinical Program Update

Following a detailed review of the forecasted enrollment figures, Rigel now expects topline data from both Phase 3 clinical trials in the middle of 2016.  Rigel is actively working with the clinical sites and investigators to increase patient enrollment through expanded patient outreach, patient advocacy organizations and social media campaigns.  In addition, Rigel is expediting the opening of new sites worldwide. Rigel still expects to file the U.S New Drug Application (NDA) for fostamatinib in ITP by the end of 2016.

Conference Call and Webcast Today at 4:30PM Eastern Time

Rigel will hold a live conference call and webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).

Participants can access the live conference call by dialing 1-855-892-1489 (domestic) or 1-720- 634-2939 (international) and using the Conference ID number 39677401.  The conference call will also be webcast live and can be accessed from Rigel’s website at www.rigel.com.  The webcast will be archived and available for replay for 30 days after the call via the Rigel website.

About Rigel

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, cancers, and muscle disorders. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. Rigel currently has the following product candidates in development: fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for ITP and initiating a Phase 2 clinical trial for IgAN; R348, an ophthalmic JAK/SYK inhibitor, in a Phase 2 clinical trial for dry eye in ocular graft-versus-host disease (GvHD); two oncology product candidates in Phase 1 development with partners BerGenBio AG and Daiichi Sankyo; and two preclinical programs with partners AstraZeneca, for R256 in asthma, and Bristol-Myers Squibb, for TGF beta inhibitors in immuno-oncology.

This release contains forward-looking statements relating to, among other things, Rigel’s expected cash runway, Rigel’s expectation of the timing of topline data from both Phase 3 clinical trials and the enrollment and execution of Rigel’s phase 3 clinical studies in ITP, the filing and timing of filing of Rigel’s proposed NDA for fostamatinib in ITP, Rigel’s plans to discuss various opportunities within its pipeline and pursue additional collaborations to monetize its assets.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.
Phone: 650.430.3777
Email: susan@rivily.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(unaudited)

Contract revenues from collaborations	$2,178	$—

Operating expenses:
Research and development (see Note A)	15,702	16,869
General and administrative (see Note A)	4,717	5,516
Total operating expenses	20,419	22,385

Loss from operations	(18,241)	(22,385)
Interest income, net	48	82

Net loss	$(18,193)	$(22,303)

Net loss per share, basic and diluted	$(0.21)	$(0.25)

Weighted-average shares used in computing net loss per share, basic and diluted	88,043	87,526

Note A

Stock-based compensation expense included in:
Research and development	$1,160	$1,314
General and administrative	894	1,050
	$2,054	$2,364

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$161,155	$143,159
Total assets	165,689	154,135
Stockholders’ equity	112,148	128,246

(1)                         Derived from audited financial statements